                                      Index
                                                               Page

                          PART I - FINANCIAL INFORMATION
                           ------------------------------

Item 1.   Condensed Consolidated
          Financial Statements (Unaudited)

            Consolidated Balance Sheets -
            October 31, 1998 and January 31, 1998               3
            Consolidated Statements of Operations -
            Thirteen and Thirty-nine weeks ended
            October 31, 1998 and November 1, 1997               4
            Condensed Consolidated Statements of
            Cash Flows - Thirty-nine weeks ended
            October 31, 1998 and November 1, 1997               5
            Notes to Condensed Consolidated
            Financial Statements                              6-7
Item 2.   Management's Discussion and Analysis
          of Financial Condition and Results of
          Operations                                         8-14

PART II - OTHER INFORMATION                                    15
---------------------------

SIGNATURE                                                      16

THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands, except per share amounts)


                                                                   Oct. 31, 1998       Jan. 31, 1998*
                                                                   -------------       -------------
                                                                     (Unaudited)
ASSETS
 Current Assets:
   Cash and cash equivalents..................................        $   97,470          $   10,811
   Accounts receivable, net...................................            15,989              13,070
   Merchandise inventories....................................           548,963             655,363
   Prepaid expenses...........................................            13,494              27,449
   Deferred income taxes......................................            23,215              23,215
   Other......................................................            30,829              40,308
                                                                   -------------       -------------
      Total Current Assets....................................           729,960             770,216

 Property and Equipment-at cost:
   Land.......................................................           278,887             296,721
   Building and improvements..................................           897,354             920,522
   Furniture, fixtures and equipment..........................           568,657             542,256
   Construction in progress...................................            31,647              21,432
                                                                    ------------       -------------
                                                                       1,776,545           1,780,931
   Less accumulated depreciation and amortization.............           463,939             403,182
                                                                   -------------       -------------
      Total Property and Equipment............................         1,312,606           1,377,749

 Other........................................................            12,897              13,395
                                                                   -------------       -------------
Total Assets..................................................        $2,055,463          $2,161,360
                                                                   =============       =============
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
   Accounts payable...........................................        $  160,665          $  409,053
   Accrued expenses...........................................           210,071             162,666
   Short-term borrowings......................................                -               47,000
   Current maturities of long-term debt.......................               166                 157
   Convertible Subordinated Notes.............................            86,250                  -
                                                                   -------------       -------------
      Total Current Liabilities...............................           457,152             618,876

 Long-Term Debt, less current maturities......................           526,894             402,021
 Deferred Income Taxes........................................            70,952              73,208
 Convertible Subordinated Notes...............................                -               86,250
 Zero Coupon Convertible Subordinated Notes...................           163,118             158,370
 Commitments and Contingencies
 Stockholders' Equity:
   Common Stock, par value $1 per share:
    Authorized 500,000,000 shares - Issued and
    outstanding 63,820,110 and 63,657,728.....................            63,820              63,658
   Additional paid-in capital.................................           175,817             173,107
   Retained earnings..........................................           659,345             647,505
   Accumulated other comprehensive income.....................            (1,366)             (1,366)
                                                                   -------------        ------------
                                                                         897,616             882,904
   Less:
   Cost of shares in benefits trust-2,232,500 shares, at cost.            60,269              60,269
                                                                   -------------        ------------
      Total Stockholders' Equity..............................           837,347             822,635
                                                                   -------------        ------------
Total Liabilities and Stockholders' Equity....................        $2,055,463          $2,161,360
                                                                   =============        ============

 See notes to condensed consolidated financial statements.
*Taken from the audited financial statements at January 31, 1998.

                THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (dollar amounts in thousands, except per share amounts)
                                    UNAUDITED


                                                               Thirteen weeks ended               Thirty-nine weeks ended
                                                         --------------------------------    ---------------------------------
                                                        October 31, 1998   November 1, 1997 October 31, 1998   November 1, 1997
                                                         --------------     --------------   --------------     --------------

Merchandise Sales....................................        $512,912           $440,500       $1,527,492         $1,303,518
Service Revenue......................................         103,055             85,064          308,000            250,622
                                                         --------------     --------------   --------------     --------------
Total Revenues.......................................         615,967            525,564        1,835,492          1,554,140

Costs of Merchandise Sales...........................         393,000            304,759        1,123,536            901,184
Costs of Service Revenue.............................          82,890             67,939          245,089            197,683
                                                         --------------     --------------   --------------     --------------
Total Costs of Revenues..............................         475,890            372,698        1,368,625          1,098,867

Gross Profit from Merchandise Sales..................         119,912            135,741          403,956            402,334
Gross Profit from Service Revenue....................          20,165             17,125           62,911             52,939
                                                         --------------     --------------   --------------     --------------
Total Gross Profit...................................         140,077            152,866          466,867            455,273

Selling, General and Administrative Expenses.........         134,681            106,548          393,475            309,342
                                                         --------------     --------------   --------------     --------------
Operating Profit.....................................           5,396             46,318           73,392            145,931
Nonoperating Income..................................             708              1,129            1,470              3,738
Interest Expense.....................................          12,230              9,758           37,610             28,147
                                                         --------------     --------------   --------------     --------------
Earnings (Loss) before Income Taxes..................          (6,126)            37,689           37,252            121,522

Income Taxes.........................................          (2,205)            13,569           13,411             44,168
                                                         --------------     --------------   --------------     --------------
Net Earnings (Loss)..................................          (3,921)            24,120           23,841             77,354

Retained Earnings, beginning of period...............         667,268            658,485          647,505            612,581
Cash Dividends.......................................           4,002              3,673           12,001             11,003
                                                         --------------     --------------   --------------     --------------
Retained Earnings, end of period.....................        $659,345           $678,932       $  659,345         $  678,932
                                                         ==============     ==============   ==============     ==============
Basic Earnings (Loss) per Share......................        $   (.06)          $    .39       $      .39         $     1.27
Diluted Earnings (Loss) per Share....................        $   (.06)          $    .38       $      .39         $     1.22
                                                         ==============     ==============   ==============     ==============
Cash Dividends per Share.............................        $  .0650           $  .0600       $    .1950         $    .1800
                                                         ==============     ==============   ==============     ==============

See notes to condensed consolidated financial statements.

                THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (dollar amounts in thousands)
                                    UNAUDITED

                                                                                  Thirty-nine weeks ended
                                                                            ----------------------------------
                                                                           October 31, 1998    November 1, 1997
                                                                            --------------      --------------

     Net Cash Provided by (Used in) Operating Activities.............           $  43,428           $  (1,850)

Cash Flows from Investing Activities:
     Capital expenditures............................................            (126,966)           (215,422)
     Proceeds from sale of assets....................................              97,473                  -
     Other, net......................................................               1,730                 788
                                                                             -------------       -------------
     Net Cash Used in Investing Activities...........................             (27,763)           (214,634)

Cash Flows from Financing Activities:
     Net (payments) borrowings under line of credit agreements.......            (122,000)            124,100
     Net proceeds from issuance of notes.............................             202,241              99,000
     Reduction of long-term debt.....................................                (118)               (368)
     Dividends paid..................................................             (12,001)            (11,003)
     Proceeds from exercise of stock options
       and dividend reinvestment plan................................               2,872               5,753
                                                                             -------------       -------------
     Net Cash Provided by Financing Activities.......................              70,994             217,482
                                                                             -------------       -------------
Net Increase in Cash.................................................              86,659                 998
Cash at Beginning of Period..........................................              10,811               2,589
                                                                             -------------       -------------
Cash at End of Period................................................           $  97,470            $  3,587
                                                                             =============       =============

See notes to condensed consolidated financial statements.

THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. Condensed Consolidated Financial Statements

The consolidated balance sheet as of October 31, 1998, the consolidated statements of operations for the thirteen and thirty-nine week periods ended October 31, 1998 and November 1, 1997 and the condensed consolidated statements of cash flows for the thirty-nine week periods ended October 31, 1998 and November 1, 1997 have been prepared by the Company without audit. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows at October 31, 1998 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's January 31, 1998 annual report to shareholders. The results of operations for the thirteen and thirty-nine week period ended October 31, 1998 are not necessarily indicative of the operating results for the full year.


NOTE 2. Merchandise Inventories

Merchandise inventories are valued at the lower of cost (last-in, first-out) or market. If the first-in, first-out method of valuing inventories had been used by the Company, inventories would have been approximately $870,000 higher at both October 31, 1998 and January 31, 1998.


NOTE 3. Comprehensive Income

Effective February 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and disclosure of comprehensive income and its components in financial statements. Accumulated other comprehensive income in the consolidated balance sheets as of October 31, 1998 and January 31, 1998 consists of a minimum pension liability adjustment. There were no differences between net earnings and comprehensive income for the thirteen and thirty-nine week periods ended October 31, 1998 and November 1, 1997.


NOTE 4. Accounting for Derivative Instruments and Hedging Activities
In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for fiscal years beginning after June 15, 1999, although early adoption is encouraged. Management has not yet determined what impact, if any, the application of this statement will have on the Company's financial statements.


Note 5. Medium-Term Note Program

In February 1998, the Company established a Medium-Term Note program which permits the Company to issue up to $200,000,000 of Medium-Term Notes. Under this program the Company has sold $100,000,000 principal amount of senior notes, ranging in annual interest rates from 6.7% to 6.9% and due March 2004 and March 2006. The net proceeds of $99,429,000 were used for working capital, the repayment of debt and for general corporate purposes. Additionally, in July 1998, under this note program, the Company sold $100,000,000 of Term Enhanced ReMarketable Securities with a stated maturity date of July 2017. The Company sold a call option with the securities, which allows the securities to be remarketed to the public in July 2006 under certain circumstances. If the securities are not remarketed, the Company will be obligated to repay the principal amount in full in July 2017. The level yield to maturity on the securities is approximately 6.85% and the coupon rate is 6.92%. The net proceeds of $101,923,500 from the sale of the securities and the call option were used for working capital, the repayment of debt and for general corporate purposes.

NOTE 6.  Net Earnings (Loss) Per Share

                                                              Thirteen weeks ended                 Thirty-nine weeks ended
(in thousands, except per share data)                         --------------------                 -----------------------
                                                        October 31, 1998     November 1, 1997   October 31, 1998   November 1, 1997
                                                        -----------------    ----------------   ----------------   ----------------

(a)  Net earnings (loss)..............................         $(3,921)            $24,120           $23,841             $77,354

     Adjustment for interest on 4% convertible
       subordinated notes, net of income tax effect...              _                  554                _                1,661

     Adjustment for interest on zero coupon convertible
       subordinated notes, net of income tax effect...              _                  978                _                2,898
---------------------------------------------------------------------------------------------------------------------------------
(b)  Adjusted net earnings (loss)                              $(3,921)            $25,652           $23,841             $81,913
---------------------------------------------------------------------------------------------------------------------------------

(c)  Average number of common shares outstanding
       during the period..............................          61,567              61,210            61,527              61,070

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes..............              _                2,104                _                2,104

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....              _                3,513                _                3,513

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price........              _                  435               220                 590
---------------------------------------------------------------------------------------------------------------------------------
(d)  Average number of common shares assumed
       outstanding during the period..................          61,567              67,262            61,747              67,277
---------------------------------------------------------------------------------------------------------------------------------
     Basic Earnings (Loss) per Share (a/c)............         $  (.06)            $   .39           $   .39             $  1.27
     Diluted Earnings (Loss) per Share (b/d)..........         $  (.06)            $   .38           $   .39             $  1.22
---------------------------------------------------------------------------------------------------------------------------------

Adjustments for certain convertible securities were antidilutive during the thirteen and thirty-nine week periods ended October 31, 1998 and have therefore been excluded from the computation of diluted EPS; however, these securities could potentially be dilutive in the future. Options to purchase 3,971,661 shares of common stock at various prices ranging from $15.53 to $37.38 were outstanding at October 31, 1998, but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares.


NOTE 7. Third Quarter Charges


In October 1998 the Company closed and consummated the sale of real estate assets relating to 100 of its non-service/non-tire format Pep Boys Express stores. Nine other such stores were also closed in October. As a result of these events, the Company recorded pretax charges to earnings of $25,251,000 ($16,160,000 net of tax), $23,769,000 of which was recorded as Cost of Merchandise Sales in the Company's Consolidated Statements of Operations and includes costs associated with the sale and closure of the 109 Pep Boys Express stores. These costs include various building, leasehold improvement, fixture and equipment write-offs, as well as lease commitment charges and the costs associated with handling the related merchandise inventories. The remaining $1,482,000 of related costs, which includes mainly store and general office payroll and travel expenses, have been included in Selling, General and Administrative Expenses on the Company's Consolidated Statements of Operations.